PROVIDENT MUTUAL FUNDS, INC.
FIRST AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of this 4th day of December 2012, to the Fund Administration Servicing Agreement dated as of August 27, 2012 (the “Agreement”), is entered into by and between PROVIDENT MUTUAL FUNDS, INC., a Wisconsin corporation (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to amend the fees; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROVIDENT MUTUAL FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ James Daley	By: /s/ Michael R. McVoy

Name: James Daley	Name: Michael R. McVoy

Title: CCO	Title: Executive Vice President

2012	1

Amended Exhibit B to the Fund Administration Servicing Agreement – Provident Mutual Funds, Inc.

FUND ACCOUNTING FUND ADMINISTRATION & COMPLIANCE SERVICES Provident Trust Strategy Fund FEE SCHEDULE Effective 01/01/2013

Annual fee based upon assets for the Provident Trust Strategy Fund
 [  ]  basis points on the first $[  ]
 [  ]  basis points on the next $[  ]
 [  ]  basis points on the balance

Subject to a annual minimum fee of $[  ]

Included Services –  securities pricing, performance reporting, Tax Services, Blue Sky Registration, daily fund compliance testing, Advisor Information Source (AIS), SEC §15(c) reporting

Additional Services
    •  Legal Administration $[  ]  per year
    •  Advisor Information Source Web Portal  $[  ]   /fund per month   (Fee Waived however specialized projects will be analyzed and an estimate will be provided prior to work being performed)
    •  Charles River daily fund compliance $[  ]  (fee waived)
    •  Securities pricing                                           (fee waived)

Chief Compliance Officer Support Fee
    •  $[  ]  /year

Plus Out-Of-Pocket Expenses – Including but not limited to postage, stationery, programming, special reports, third-party data provider costs (including GICS, MSCI, etc), proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing charges, and conversion expenses (if necessary).

Available Elective Services – Available but not included above are the following services, daily performance reporting,  equity attribution, electronic Board book portal (BookMark), and additional services mutually agreed upon.

Fees are billed monthly.

2012	2